Exhibit 16.1

July 23, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the first, second, and fourth paragraphs included in Item 4.01 of Form 8-K of Casella Waste Systems, Inc. dated July 20, 2010, expected to be filed with the Securities and Exchange Commission on July 23, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Caturano and Company Inc.
Boston, Massachusetts

80 City Square      Boston, MA 02129-3742     P 617.912.9000       F 617.912.9001       www.caturano.com

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